Exhibit 5

COUNCIL OF EUROPE DEVELOPMENT BANK
BANQUE DE DEVELOPPEMENT DU CONSEIL DE L'EUROPE

Half-Year Report

Condensed Interim Financial Statements

as at 30 June 2022

(Unaudited)

https://coebank.org/

TABLE OF CONTENTS

Overview of financial results as at 30 June 2022	2

FINANCIAL STATEMENTS	3
The Bank’s objectives	3
Sectors of action	3
Balance sheet	4
Income statement	5
Statement of comprehensive income	6
Statement of changes in equity	6
Statement of cash flows	7

NOTES TO THE FINANCIAL STATEMENTS	8
NOTE A - Summary of accounting methods applied by the Bank	8
NOTE B - Prudential framework	9
NOTE C - Financial assets and liabilities	11
NOTE D - Financial assets at fair value through equity and at amortised cost	12
NOTE E - Amounts owed to credit institutions and to customers and debt securities in issue	14
NOTE F - Capital	15
NOTE G - Interest margin	16

CEB – Condensed Interim Financial Statements as at 30 June 2022	1

Overview of financial results as at 30 June 2022 (*)

Already weakened by the Covid-19 pandemic, Europe is facing a major humanitarian crisis since the outbreak of the war in Ukraine in February 2022. Additionally, a highly unstable economic environment, caused by impaired global supply chains, higher interest rates, rising energy prices and increasing pressures from climate change, are rendering the economic and financial context more challenging.

Despite this context, the level of CEB’s loan activity at the end of June 2022 meets the targets set out in the current Development Plan, while on the financial side the standard cyclicality was observed.

Nevertheless, the more demanding macroeconomic environment has led to an increase in provisioning for credit risk, with a negative impact on financial results. However, the CEB neither experienced any non-performing loans nor any defaults from its counterparties as at 30 June 2022.

As at 30 June 2022, projects approved and loans disbursed amounted to € 2.6 billion and € 1.6 billion, respectively. As at the same date, the stock of projects approved awaiting financing amounted to € 9.6 billion (31 December 2021: € 8.9 billion), of which 45.8% were in favour of target group countries in Central, Eastern and South-Eastern Europe. Loans outstanding (excluding accrued interest and value adjustments) increased to € 19.4 billion as at 30 June 2022 compared to € 18.9 billion as at 31 December 2021.

Debt securities in issue (excluding accrued interest and value adjustments), including bonds and short-term borrowings (Euro Commercial Paper), amounted to € 29.9 billion as at 30 June 2022. During the first half of 2022, the Bank issued new bonds with a principal amount of € 5.4 billion. The outstanding amount of these bonds, which support the Bank’s operations, amounted to € 28.1 billion as at 30 June 2022, compared to € 24.0 billion as at 31 December 2021.

Net profit for the first half of 2022 amounted to € 48.2 million, i.e. a decrease of € 3.5 million (6.8%) compared to the same period in 2021. This development is mainly due to the negative variation in general operating expenses (- € 1.9 million), in the interest margin (- € 1.0 million), in commissions (- € 0.5 million) and in the cost of risk (- € 14.1 million, reflecting a net charge of - € 6.4 million in the first half of 2022 compared to a net reversal of € 7.6 million in the first half of 2021). These effects were partially offset by the positive variation in net gains or losses from financial instruments at fair value through profit or loss of € 13.9 million (€ 12.4 million in the first half of 2022, compared to - € 1.5 million in the first half of 2021).

As at 30 June 2022, equity stood at € 3 351.1 million, an increase of € 117.5 million compared to 31 December 2021 (€ 3 233.6 million). This increase is mainly due to the positive variation in actuarial gains or losses relating to post- employment benefits (€ 96.6 million), following the actuarial valuation as at 30 June 2022. Own funds (equity plus uncalled capital) amounted to € 8 215.2 million compared to € 8 097.9 million as at 31 December 2021.

The prudential ratios of the Bank remained within their respective limits throughout the period.

In million euros
	30/06/2022 (*)	30/06/2021 (* )	31/12/2021
Projects approved	2 570	2 549	4 156
Stock of projects	9 558	9 351	8 925
Loans disbursed	1 568	2 375	4 031
Loans outstanding	19 351	18 763	18 916
Bonds issued	5 351	2 838	4 738
Debt securities in issue	29 908	26 383	24 439
Net profit	48	52	95
Equity	3 351	3 187	3 234
Own funds	8 215	8 052	8 098
Total assets	35 204	31 942	29 715

(*)	Unaudited

CEB – Condensed Interim Financial Statements as at 30 June 2022	2

FINANCIAL STATEMENTS

The Bank’s objectives

“The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created”.

(Articles of Agreement, Article II).

Sectors of action

The Bank contributes to the implementation of socially-orientated investment projects in favour of social cohesion. In accordance with Administrative Council Resolution 1611 (2019), it does so through three major sectorial lines of action, namely:

•	Inclusive growth: working to guarantee access to economic opportunities to ensure a prosperous future for all.

•	Support for vulnerable groups: helping to integrate the most vulnerable citizens to nurture a more diverse society.

•	Environmental sustainability: supporting a liveable society that promotes environmental sustainability, mitigates and adapts to climate change.

Projects can fall into one, two or three of the sectorial lines of action cited above. These sectorial lines of action reflect both the CEB’s specific social vocation and the development logic underpinning all its activity in the following sectors of action: aid to refugees, migrants, displaced persons and other vulnerable groups; housing for low-income persons, improving living conditions in urban and rural areas, natural or ecological disasters, protection of the environment, protection and rehabilitation of the historic and cultural heritage, health, education and vocational training, administrative and judicial infrastructures, supporting micro, small and medium-sized enterprises (MSMEs) for the creation and preservation of viable jobs.

CEB – Condensed Interim Financial Statements as at 30 June 2022	3

Balance sheet

As at 30 June 2022 (unaudited) and as at 31 December 2021 (audited)

In thousand euros
	Notes	30/06/2022	31/12/2021
Assets
Cash in hand, balances with central banks		812 509	2 044 716
Financial instruments at fair value through profit or loss		911 829	443 250
Hedging derivative financial instruments		1 549 606	700 933
Financial assets at fair value through equity	D	5 213 785	3 704 677
Financial assets at amortised cost	D
Loans		18 232 085	19 019 840
Advances		6 457 054	2 096 670
Debt securities		1 496 311	1 570 816
Tangible and intangible assets		55 648	57 290
Other assets		475 117	76 665

Total assets		35 203 944	29 714 857

Liabilities and equity
Liabilities
Financial instruments at fair value through profit or loss		124 573	136 778
Hedging derivative financial instruments		1 637 123	478 259
Financial liabilities at amortised cost	E
Amounts owed to credit institutions and to customers		63 234	70 675
Debt securities in issue		28 675 499	24 824 467
Other liabilities		1 036 450	555 785
Social Dividend Account		35 996	47 169
Provisions		280 001	368 052

Total liabilities		31 852 876	26 481 185

Equity
Capital	F
Subscribed		5 477 144	5 477 144
Uncalled		(4 864 180)	(4 864 180)
Called		612 964	612 964
General reserve		2 722 679	2 627 884
Net profit		48 245	94 795
Total capital, general reserve and net profit		3 383 888	3 335 643
Gains or losses recognised directly in equity		(32 820)	(101 971)
Total equity		3 351 068	3 233 672

Total liabilities and equity		35 203 944	29 714 857

CEB – Condensed Interim Financial Statements as at 30 June 2022	4

Income statement

For the first half of 2022 (unaudited) and for the first half of 2021 (unaudited)

In thousand euros
	Notes	2022	2021

Interest and similar income		85 648	86 506
Interest expenses and similar charges		(12 681)	(12 540)

Interest margin	G	72 967	73 966

Net gains or losses from financial instruments at fair value through profit or loss		12 367	(1 548)
Net gains from financial assets at fair value through equity		24	18
Commissions (income)		233	424
Commissions (expenses)		(1 159)	(864)

Net banking income		84 432	71 996

General operating expenses		(26 764)	(24 496)
Depreciation and amortisation charges of tangible and intangible assets		(3 011)	(3 398)

Gross operating income		54 657	44 102

Cost of risk		(6 412)	7 642

Net profit		48 245	51 744

CEB – Condensed Interim Financial Statements as at 30 June 2022	5

Statement of comprehensive income

For the first half of 2022 (unaudited) and for the first half of 2021 (unaudited)

In thousand euros
	2022	2021
Net profit	48 245	51 744

Items that may be reclassified to income statement	(27 534)	(1 086)
Changes in value of debt securities at fair value through equity	(9 185)	1 904
Changes in value of hedging derivative financial instruments	(18 349)	(2 990)

Items that will not be reclassified to income statement	96 685	4 616
Changes in actuarial differences related to the pension scheme	79 759	3 451
Changes in actuarial differences related to the other post-employment benefits	16 865	1 243
Changes in value of equity instruments	61	(78)

Total other elements of comprehensive income	69 151	3 530

Comprehensive income	117 396	55 274

Statement of changes in equity

For the first half of 2022 (unaudited) and the first half of 2021 (unaudited)

								In thousand euros
	Capital and reserves			Gains or losses recognised directly in equity

				Debt
				securities at	Hedging
				fair value	derivative
	Called	Reserves		through	financial	Actuarial	Equity		Total
	capital	and result	Total	equity	instruments	differences	Instruments	Total	equity
Equity as at 31 December 2020	612 964	2 627 883	3 240 847	23 807	9 641	(142 690)	572	(108 670)	3 132 177
Net profit		51 744	51 744						51 744
Changes in value of assets and liabilities recognised directly in equity				1 904	(2 990)	4 694	(78)	3 530	3 530

Equity as at 30 June 2021	612 964	2 679 628	3 292 592	25 711	6 651	(137 996)	494	(105 140)	3 187 452
Net profit		43 051	43 051						43 051
Changes in value of assets and liabilities recognised directly in equity				4 081	67	(1 004)	25	3 169	3 169

Equity as at 31 December 2021	612 964	2 722 679	3 335 643	29 792	6 718	(139 000)	519	(101 971)	3 233 672
Net profit		48 245	48 245						48 245
Changes in value of assets and liabilities recognised directly in equity				(9 184)	(18 349)	96 623	61	69 151	69 151

Equity as at 30 June 2022	612 964	2 770 924	3 383 888	20 608	(11 631)	(42 377)	580	(32 820)	3 351 068

CEB – Condensed Interim Financial Statements as at 30 June 2022	6

Statement of cash flows

For the first half of 2022 (unaudited) and for the first half of 2021 (unaudited)

In thousand euros
		2022	2021
	Net profit	48 245	51 744
+/-	Depreciation charges of tangible and intangible assets	3 011	3 398
+/-	Provisions	6 444	(7 648)
+/-	Net loss/net profit from investing operations	12 944	7 032
+/-	Change in interest receivable	2 224	(10 084)
+/-	Change in interest payable	(9 467)	5 030
+/-	Other non-monetary movements	(4 072)	8 334
	Total of non-monetary items included in the result	11 083	6 061

+	Reimbursements related to operations with credit institutions and customers	2 038 669	1 105 225
-	Disbursements related to operations with credit institutions and customers	(5 990 173)	(4 505 281)
+	Reimbursements related to other operations affecting financial assets or liabilities	1 936 301	2 818 385
-	Disbursements related to other operations affecting financial assets or liabilities	(3 334 315)	(2 190 908)
+/-	Cash flows related to operations affecting non-financial assets or liabilities	(8 490)	(6 143)
	Net cash flows from assets and liabilities resulting from operating activities	(5 358 008)	(2 778 723)
	Total net cash flows from operating activities (a)	(5 298 680)	(2 720 917)

+	Reimbursements related to securities at amortised cost	70 000	12 900
+/-	Cash flows related to tangible and intangible assets	(2 134)	(2 650)
	Total net cash flows from investing operations (b)	67 866	10 250

+/-	Cash flows from or to member states	(10 488)	(431)
+	Reimbursements related to debt securities in issue	9 381 578	5 341 702
-	Disbursements related to debt securities in issue	(4 516 841)	(1 094 026)
	Total net cash flows from financing operations (c)	4 854 250	4 247 245
	Effect of changes in foreign exchange rates on cash and cash equivalents (d)	1 824	44
	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	(374 741)	1 536 622
	Cash and cash equivalents at 1 January	3 052 794	2 528 981
	Cash in hand, balances with central banks	2 044 894	1 060 360
	Advances repayable on demand and term deposits with credit institutions	1 007 900	1 468 620
	Cash and cash equivalents at 30 June	2 678 053	4 065 603
	Cash in hand, balances with central banks	812 686	752 689
	Advances repayable on demand and term deposits with credit institutions	1 865 367	3 312 914
	Changes in cash and cash equivalents	(374 741)	1 536 622

CEB – Condensed Interim Financial Statements as at 30 June 2022	7

NOTES TO THE FINANCIAL STATEMENTS

NOTE A - Summary of accounting methods applied by the Bank

Accounting reference

The Bank’s separate accounts are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union (EU).

The Bank’s separate condensed interim financial statements as at 30 June 2022 were prepared in compliance with IAS 34 “Interim financial reporting” and are to be read together with the audited financial statements for the year ended 31 December 2021 (available on the Bank’s website www.coebank.org).

The reported half-year profits do not necessarily reflect full-year profits.

The half-year financial statements are unaudited.

Applicable accounting standards

The Bank did not implement new standards, amendments or interpretations adopted by the EU for which implementation was optional as at 30 June 2022.

Interest rate benchmark reform

In 2014, the Financial Stability Board (FSB) and the International Organization of Securities Commissions (IOSCO) recommended strengthening interbank offered rate (IBOR) indices and eventually replacing them with risk-free rates (RFRs) based on overnight rates and real transactions.

The Bank has taken actions to implement the interest rate benchmark reform by migrating from the LIBOR benchmarks to the respective RFRs, in line with market practice.

CEB – Condensed Interim Financial Statements as at 30 June 2022	8

NOTE B - Prudential framework

While the CEB, as a multilateral development bank (MDB), is not subject to its member states’ regulations, it considers EU directives on banking regulation and recommendations from the Basel Committee on Banking Supervision (BCBS) as a reference for its Risk Management Framework.

The Bank’s prudential framework ratios and indicators are categorized in six main areas: capital, leverage, liquidity, market credit risk, interest rate risk and foreign exchange risk.

Prudential framework	30/06/2022	30/06/2021	31/12/2021	Limit
Capital
Capital Adequacy	26.1%	25.2%	29.1%	> 10.5%
Gearing	2.35	2.31	2.31	< 2.5
Leverage
Indebtedness	8.71	8.05	7.26	< 10
Treasury Assets	4.05	3.46	2.68	< 5
Liquidity
Short-term liquidity (1 year)	125%	116%	118%	> 100%
Self-sufficiency period	15	10	9	> 6 months
Market Credit Risk
Minimum Internal Rating	≥ 7.0	≥ 7.0	≥ 7.0	≥ 7.0
Interest Rate Risk
Sensitivity of Economic Value of Equity	-10.3%	-12.2%	-11.8%	> -20% of equity (market risk)
Foreign Exchange Risk
Spot Net Open position	< € 1.0 M	< € 1.0 M	< € 1.0 M	< € 1.0 M
Other
Cost to income ratio (adjusted) (1)	41.2%	37.7%	40.1%

(1)	The adjusted cost-to-income ratio equals general operating expenses (including net depreciation and amortization charges on fixed assets) divided by net banking income. It is calculated by eliminating unrealised gains/losses without economic substance and by netting cost-recovery income from fiduciary activities against general operating expenses.

CEB – Condensed Interim Financial Statements as at 30 June 2022	9

The Capital Adequacy Ratio (CAR), under the Standardised Approach, is a measure of the CEB’s prudential equity (EP)1 expressed as a percentage of its total risk-weighted assets (RWA)2. The capital adequacy ratio reached 26.1% at 30 June 2022, down from 29.1% at 31 December 2021, due to an increase in RWA from financial and loan operations.

The Gearing Ratio compares loans outstanding (after swap and credit enhancement) to own funds3 and establishes a volume ceiling (as opposed to a credit risk ceiling) for the CEB’s loan activity. This ratio allows for comparability with other International Financial Institutions. The limit is set at 2.5 (two and a half times own funds), i.e. € 20.6 billion at 30 June 2022. The ratio stood at 2.35 at 30 June 2022, a slight increase compared to 2.31 at the end of December 2021 due to an increase in the loan portfolio which outpaced the equivalent development in own funds.

The prudential ratios for indebtedness, treasury assets and liquidity remained within their respective limits. The changes (increase or decrease) solely reflect developments in the Bank’s ordinary activity (treasury, lending and debt).

The Minimum Internal Rating defines the minimum credit rating at the relevant purchase date at which the Bank may enter into transactions with issuers, obligors and counterparties. The Bank’s Minimum Internal Rating is fixed at ≥ 7.0 (A-)4 for short-term investments and at ≥ 8.0 (A+)5 for long-term investments.

At the end of the first half of 2022, just as at year-end 2021, there were neither counterparties nor transactions with minimum ratings below the respective thresholds at the relevant purchase date.

The sensitivity of the Economic Value of Equity (EVE), excluding equity, results from the application of the regulatory interest rate shocks prescribed by Basel/EU. The impact on the EVE of the most severe interest rate shock prescribed by Basel/EU regulation must not exceed the limit of -20% of the CEB’s prudential equity. This indicator was implemented in 2021, instead of the EVS calculated until then. At the end of June 2022, the EVE sensitivity reached -10.3%, compared to -11.8% at year-end 2021.

The Spot Net Open Position6 measures the total assets minus total liabilities in a particular foreign currency, including both on- and off-balance sheet positions. Its limit is fixed at < € 1 million per currency.

At the end of June 2022, as at year-end 2021, the Spot Net Open Position in each currency was below € 1 million, well within the defined limit.

[1]	Prudential equity (Ep): paid-in capital, reserves, unrealized or deferred gains or losses, and net profit (to be allocated and current year income).
[2]	Risk-weighted assets are Bank assets or off-balance-sheet exposures, weighted according to risk. Assets are weighted according to the external credit rating or the Bank’s own risk models.
[3]	CEB’s own funds: subscribed capital, reserves and net profit.
[4]	For maturities below three months, the minimum internal rating is 6.0 (BBB) for sovereign bonds and 6.5 (BBB+) for short-term deposits.
[5]	For maturities up to two years the minimum internal rating is 7.0 (A-) for bonds issued by sovereigns, sub-sovereigns, agencies, supranationals and financial institutions.
[6]	At the end of the month.

CEB – Condensed Interim Financial Statements as at 30 June 2022	10

NOTE C - Financial assets and liabilities

Financial assets and liabilities are presented in the table below according to their respective accounting valuation rules.

Conditions for loan disbursements are equivalent to those applied by other financial institutions that operate on the supranational bank market. Reflecting its preferred creditor status, the Bank does not sell this type of receivables.

In thousand euros
30 June 2022	At fair value through profit or loss	At fair value through recyclable equity	At fair value through non- recyclable equity	At amortised cost	Net book value
Assets
Cash in hand, balances with central banks				812 509	812 509
Financial instruments at fair value through profit or loss	911 829				911 829
Hedging derivative financial instruments	1 549 606				1 549 606
Financial assets at fair value through equity		5 212 682	1 103		5 213 785
Financial assets at amortised cost
Loans and advances				24 689 139	24 689 139
Debt securities				1 496 311	1 496 311

Total financial assets	2 461 435	5 212 682	1 103	26 997 959	34 673 179

Liabilites
Financial instruments at fair value through profit or loss	124 573				124 573
Hedging derivative financial instruments	1 637 123				1 637 123
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				63 234	63 234
Debt securities in issue				28 675 499	28 675 499
Social Dividend Account				35 996	35 996

Total financial liabilities	1 761 696			28 774 729	30 536 425

31 December 2021	At fair value through profit or loss	At fair value through recyclable equity	At fair value through non- recyclable equity	At amortised cost	Net book value
Assets
Cash in hand, balances with central banks				2 044 716	2 044 716
Financial instruments at fair value through profit or loss	443 250				443 250
Hedging derivative financial instruments	700 933				700 933
Financial assets at fair value through equity		3 703 635	1 042		3 704 677
Financial assets at amortised cost
Loans and advances				21 116 510	21 116 510
Debt securities				1 570 816	1 570 816

Total financial assets	1 144 183	3 703 635	1 042	24 732 042	29 580 902

Liabilites
Financial instruments at fair value through profit or loss	136 778				136 778
Hedging derivative financial instruments	478 259				478 259
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				70 675	70 675
Debt securities in issue				24 824 467	24 824 467
Social Dividend Account				47 169	47 169

Total financial liabilities	615 037			24 942 311	25 557 348

CEB – Condensed Interim Financial Statements as at 30 June 2022	11

NOTE D - Financial assets at fair value through equity and at amortised cost

Financial assets at fair value through equity

Financial assets at fair value through equity consist mainly of debt securities.

In thousand euros
	30/06/2022	31/12/2021
Financial assets at fair value through equity
Gross book value	5 298 147	3 626 180
Unrealised gains or losses	(83 053)	79 088
Impairment	(1 309)	(591)

Total	5 213 785	3 704 677

Financial assets at amortised cost

In thousand euros
	30/06/2022	31/12/2021
Loans to credit institutions
Gross book value	7 126 019	7 358 451
Impairment	(4 394)	(3 364)
Net book value	7 121 625	7 355 087
Loans to customers
Gross book value	12 268 632	11 593 863
Impairment	(11 272)	(8 492)
Net book value	12 257 360	11 585 371
Value adjustment to loans hedged by derivative instruments	(1 146 900)	79 382

Total loans	18 232 085	19 019 840

Advances
Advances repayable on demand - gross book value	7 337	6 541
Impairment	(5)	(2)
Net book value	7 332	6 539
Advances with agreed maturity dates or periods of notice - gross book value	6 450 815	2 090 489
Impairment	(1 093)	(358)
Net book value	6 449 722	2 090 131

Total advances	6 457 054	2 096 670

Debt securities
Gross book value	1 496 533	1 570 922
Impairment	(222)	(106)
Net book value	1 496 311	1 570 816

Total debt securities	1 496 311	1 570 816

CEB – Condensed Interim Financial Statements as at 30 June 2022	12

The breakdown of outstanding loans by borrowers’ country location is presented in the table below.

			In thousand euros
Breakdown by borrowers’ country location	30/06/2022	%	31/12/2021%
Spain	1 820 635	9.41	1 902 098	10.06
France	1 670 656	8.63	1 497 110	7.91
Poland	1 583 041	8.18	1 509 260	7.98
Germany (1)	1 276 081	6.59	1 200 106	6.34
Türkiye	1 226 499	6.34	1 265 829	6.69
Italy (2)	1 192 323	6.16	1 114 816	5.89
Belgium	1 060 826	5.48	1 095 509	5.79
Slovak Republic	1 046 016	5.41	1 064 915	5.63
Netherlands	1 002 027	5.18	1 002 414	5.30
Czech Republic	781 130	4.04	762 336	4.03
Croatia	666 164	3.44	622 734	3.29
Lithuania	656 553	3.39	638 982	3.38
Hungary	654 119	3.38	696 919	3.68
Finland	621 684	3.21	595 586	3.15
Romania	591 076	3.05	555 963	2.94
Serbia	479 817	2.48	467 740	2.47
Sweden	462 281	2.39	462 046	2.44
Ireland	399 947	2.07	387 981	2.05
Cyprus	349 456	1.81	361 195	1.91
Portugal	301 929	1.56	299 342	1.58
Bulgaria	223 722	1.16	248 434	1.31
Greece	218 333	1.13	218 500	1.16
Estonia	200 000	1.03	150 898	0.80
Albania	146 270	0.76	83 033	0.44
Slovenia	133 541	0.69	140 400	0.74
North Macedonia	103 205	0.53	107 671	0.57
Bosnia and Herzegovina	99 038	0.51	100 252	0.53
Montenegro	91 827	0.47	94 225	0.50
Moldova (Republic of)	82 602	0.43	84 975	0.45
Iceland	72 306	0.37	74 405	0.39
Kosovo	35 000	0.18	35 000	0.19
Georgia	33 224	0.17	20 013	0.11
Latvia	23 000	0.12	25 500	0.13
Malta	21 700	0.11	8 700	0.05
Andorra	16 000	0.08	12 000	0.06
San Marino	9 333	0.05	9 533	0.05
Total	19 351 362	100.00	18 916 422	100.00

(1)	of which € 2.6 million outstanding in favour of target group countries as at 30 June 2022 (31 December 2021: € 3.1 million)
(2)	of which € 19.1 million outstanding in favour of target group countries as at 30 June 2022 (31 December 2021: € 19.8 million)

CEB – Condensed Interim Financial Statements as at 30 June 2022	13

NOTE E - Amounts owed to credit institutions and to customers and debt securities in issue

In thousand euros
	30/06/2022	31/12/2021
Amounts owed to credit institutions and to customers
Interest-bearing accounts	43 234	44 008
Borrowings and term deposits	20 000	26 667
Total	63 234	70 675
Debt securities in issue at amortised cost
Bonds	28 091 842	23 957 936
Euro Commercial Paper	1 815 737	481 133
Interest payable	132 262	148 523
Value adjustment to debt securities in issue hedged by derivative instruments	(1 364 342)	236 875
Total	28 675 499	24 824 467

CEB – Condensed Interim Financial Statements as at 30 June 2022	14

NOTE F - Capital

Capital breakdown by member state at 30 June 2022 is presented below.

				In thousand euros
Members	Subscribed capital	Uncalled capital	Called capital	Percentage of subscribed capital
France	915 770	814 114	101 656	16.720%
Germany	915 770	814 114	101 656	16.720%
Italy	915 770	814 114	101 656	16.720%
Spain	597 257	530 958	66 299	10.905%
Türkiye	388 299	345 197	43 102	7.089%
Netherlands	198 813	176 743	22 070	3.630%
Belgium	164 321	146 083	18 238	3.000%
Greece	164 321	146 083	18 238	3.000%
Portugal	139 172	123 724	15 448	2.541%
Sweden	139 172	123 724	15 448	2.541%
Poland	128 260	114 023	14 237	2.342%
Denmark	89 667	79 712	9 955	1.637%
Finland	69 786	62 039	7 747	1.274%
Norway	69 786	62 039	7 747	1.274%
Bulgaria	62 459	55 526	6 933	1.140%
Romania	59 914	53 264	6 650	1.094%
Switzerland	53 824	43 229	10 595	0.983%
Ireland	48 310	42 948	5 362	0.882%
Hungary	44 788	39 816	4 972	0.818%
Czech Republic	43 037	38 260	4 777	0.786%
Luxembourg	34 734	30 878	3 856	0.634%
Serbia	25 841	22 973	2 868	0.472%
Croatia	21 376	19 003	2 373	0.390%
Cyprus	19 882	17 676	2 206	0.363%
Slovak Republic	18 959	16 854	2 105	0.346%
Albania	13 385	11 899	1 486	0.244%
Latvia	12 808	11 387	1 421	0.234%
Estonia	12 723	11 311	1 412	0.232%
North Macedonia	12 723	11 311	1 412	0.232%
Lithuania	12 588	11 191	1 397	0.230%
Slovenia	12 295	10 930	1 365	0.224%
Iceland	10 144	9 018	1 126	0.185%
Malta	10 144	9 018	1 126	0.185%
Georgia	9 876	8 780	1 096	0.180%
Bosnia and Herzegovina	9 689	8 614	1 075	0.177%
Montenegro	6 584	5 853	731	0.120%
Kosovo	6 559	5 831	728	0.120%
Moldova (Republic of)	5 488	4 878	610	0.100%
Andorra	4 925	4 378	547	0.090%
San Marino	4 867	4 206	661	0.089%
Liechtenstein	2 921	2 374	547	0.053%
Holy See	137	107	30	0.003%
Total at 30 June 2022	5 477 144	4 864 180	612 964	100.000%
Total at 31 December 2021	5 477 144	4 864 180	612 964	100.000%

In 2020, further to Andorra’s accession, the Bank’s subscribed capital increased by € 4 925 thousand, of which € 547 thousand related to called capital. Its contribution to the reserves totals € 2 296 thousand. The payments of the called capital and the contribution to the reserves are scheduled in four equal annual instalments. Three instalments of € 711 thousand each were paid in 2020, 2021 and 2022.

CEB – Condensed Interim Financial Statements as at 30 June 2022	15

NOTE G - Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

The interest margin for the first half of 2022 (unaudited) and the first half of 2021 (unaudited) is presented in the table below:

In thousand euros
	2022	2021

Debt securities at amortised cost	22 839	26 449
Amounts owed to credit institutions and to customers	2 383	1 052
Debt securities in issue at amortised cost	(111 795)	(106 300)
Hedging derivatives	172 221	165 305
Sub-total	60 426	59 005

Interest and similar income	85 648	86 506

Other interest expenses and similar charges	(2 717)	(2 203)
Financial assets at fair value through equity (* )	7 917	8 017
Hedging derivatives	(11 054)	(11 662)
Sub-total	(3 137)	(3 645)

Loans and advances at amortised cost (* )
- Credit institutions and central banks	18 529	13 537
- Customers	53 527	39 890
Hedging derivatives	(78 883)	(60 119)
Sub-total	(6 827)	(6 692)

Interest expenses and similar charges	(12 681)	(12 540)

Interest margin	72 967	73 966

(* ) of which negative interest impact:		In thousand euros
- Financial assets at fair value through equity	(3 545)	(2 758)
- Advances at amortised cost	(13 310)	(10 161)
	(16 855)	(12 919)

Interest received and interest paid are grouped by product.

The net amounts received are classified under the item “Interest and similar income” and the net amounts paid are classified under the item “Interest expenses and similar charges”, regardless of the classification of the product as an asset or a liability.

These net amounts by product also include the negative interest of the product concerned.

Interest income and expenses of fair value hedging derivatives are presented together with the income and expenses from hedged items.

CEB – Condensed Interim Financial Statements as at 30 June 2022	16